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                                                                    EXHIBIT 10.6



                          DIGITAL COMMERCE CORPORATION
                              EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement"), dated as of January 1, 1999, by and between DIGITAL COMMERCE CORPORATION, a Delaware corporation (the "Company"), and Tony Bansal (the "Employee"), a resident of the Commonwealth of Virginia.

WHEREAS, the Employee is currently serving as President and Chief Executive Officer of the Company;

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Employee with the Company; and

WHEREAS, the Board of Directors of the Company (the "Board") has approved and authorized the Company to enter into this Agreement with the Employee.

NOW, THEREFORE, it is AGREED as follows:

         1. Employment. From the date hereof through the term of this Agreement, the Employee is employed as President and Chief Executive Officer of the Company reporting directly to the Board. The Employee shall devote substantially all of his working time and his best efforts to the Company and his position(s), which shall include acting as the Chief Executive Officer and such other duties as the Board may from time to time reasonably direct that are reasonably consistent with the Employee's education, experience and background. During the term of this Agreement, there shall be no material increase or decrease in the duties and responsibilities of the Employee otherwise than as provided therein. During the term of this Agreement, the Employee shall not be required to relocate more than 25 miles from Reston, Virginia, in order to perform the services hereunder. The Board will nominate Employee for election to the Board during such time as Employee serves as President and CEO.

         2.    Compensation.

         (a) Salary. The Company agrees to pay the Employee during the term of this Agreement a salary, from the date of commencement of Employee's employment with the Company (March 16, 1998) through December 31, 2001, at an annual rate equal to $200,000, with the salary to be increased on March 16 of each subsequent year during the term of this Agreement as determined by the Board in its sole discretion. In determining salary increases, the Board may compensate the Employee for increases in the cost of living and may also provide for performance or merit increases. The salary of the Employee shall not be decreased at any time during the term of this Agreement from the amount then in effect. Participation in deferred compensation, discretionary bonus retirement and other employee benefit and fringe benefits plans shall not reduce the salary payable to the Employee under this Section 2(a). The salary under this Section 2(a) shall be payable to the Employee not less frequently than monthly. The Employee shall not be entitled to receive fees for serving as a director of the Company or of any subsidiary or affiliate of the Company or for serving as a member of any committee of any such Board of Directors; provided,


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however, the Company may allocate the Employee's salary and other compensation payable hereunder to, and such salary and other compensation may be payable by, any other subsidiary or affiliate of the Company for which the Employee renders services hereunder. In addition to the salary, the Employee shall receive, as payment for previous services, shares of the Common Stock of the Company at the beginning of each year of the contract in an amount having a fair market value to the Employee, as determined by the Board of $25,000.

         (b) Stock Options. In addition to the salary, other compensation and annual bonus payable to the Employee under this Agreement, the Company shall grant the Employee an option to purchase 1,031,739 shares of the Company's Common Stock (subject to adjustments for stock splits and other recapitalizations) at an exercise price of $1.00 per share. The options shall vest as to (1) 300,000 shares on March 16, 1998, (2) 200,000 shares on each of March 16, 1999, March 16, 2000, and March 16, 2001, and (3) 131,739 shares on
March 16, 2002. Employee may exercise such options, pursuant to the terms of the letter granting such stock options to Employee. Such letter shall provide that all options shall vest upon the change in control of the Company or if the Company has an initial closing of an initial public offering of shares of its capital stock.

         3. Discretionary and Performance Incentive Bonuses. During the term of this Agreement, the Employee shall be entitled to participate in an equitable manner with all other executive officers of the Company in such discretionary bonuses as may be authorized, declared, and paid by the Board to its executive officers. The Company will adopt an incentive bonus plan, as the Board in its sole discretion may determine, providing for the payment of annual performance incentive bonuses to the Employee and other executive officers based upon on the increase in the Company's operating profit, stock share price or other appropriate performance objectives. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses.

         4. Insurance, Retirement and Employee Benefit Plans; Fringe Benefits; Business Expenses.

         (a) Life Insurance. The Company will pay the premiums on a whole-life insurance policy on the life of the Employee providing a death benefit of not less than $1,000,000 (the "Policy"). The Employee and the Company will enter into a split-dollar agreement with respect to the Policy whereby the Employee will own the Policy but the Company will have an interest in the cash-surrender value, to the extent available, and death benefit under the Policy to the extent of the premiums paid by the Company.

         (b) Other Benefits and Perquisites. To the extent not otherwise provided herein, the Employee shall be entitled to participate in any plan of the Company relating to stock options, restricted stock, employee stock purchase or ownership, pension, thrift, profit sharing, group life insurance, medical coverage, education, or other retirement or employee benefit plans. The Employee shall also be entitled to participate in, or enjoy the benefit of, any other fringe benefits or perquisites that are now or may be or become applicable to the Company's executive officers.


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The Employee shall also be provided with the full use of an automobile of the
Employee's choosing at the Company expense. The Employee shall account to the Company for the business use of such automobile in accordance with Company policy, as determined by the Board. Employee will only qualify for automobile expenses when the Company is profitable.

         (c) Business Expenses. During the term of the Employee's employment hereunder, the Company will reimburse the Employee for all out of pocket expenses reasonably incurred in connection with the performance of his service as specified herein upon presentation of an itemized accounting for such expenses in accordance with Company policy, as determined by the Board.

         5. Term. The term of employment under this Agreement shall be for three (3) years from the date hereof. The contract shall automatically be renewed for an additional term of three (3) years, unless the Employee or the Company give written notice to the contrary at least 30 days prior to December 31, 2002.

         6. Voluntary Absences; Vacations. The Employee shall be entitled, without loss of pay, to be absent voluntarily for reasonable periods of time from the performance of the duties and responsibilities under this Agreement. All such voluntary absences shall count as paid vacation time, unless the Board otherwise approves. The Employee shall be entitled to an annual paid vacation of at least six (6) weeks per year or such longer period as the Board may approve. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee.

         7. Termination of Employment. The Employee's employment may be terminated without any breach of this Agreement only under the following circumstances:

         (a)   Death. The Employee's employment shall terminate upon his death.

         (b) Disability. The Company may terminate the Employee's employment because of Disability. For this purpose, "Disability" shall mean the inability of the Employee to perform his duties under this Agreement because of physical or mental illness or incapability for a continuous period of three (3) months during which the Employee shall have been absent from, or substantially unable to perform, his duties under the Agreement on a substantially full-time basis. The determination of the Employee's Disability shall be made by an independent physician mutually agreed upon by the Company and the Employee. If the parties are unable to agree upon an independent physician for this purpose, each party shall select a physician and such physicians shall select a third, independent physician who shall make a determination regarding whether the Employee is under a Disability within the meaning of this Agreement.

         (c) Cause. The Company may terminate the Employee's employment for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment only in the event of: (1) the willful and continued failure by the Employee to substantially perform his duties hereunder (other than any such failure resulting from the Employee's inability to perform such duties as a result of physical or mental illness or incapacity or any such


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actual or anticipated failure after the delivery of a Notice of Termination, as defined in Section 7(e) hereof, by the Employee for Good Reason, as defined in
Section 7(d)(2) hereof, after delivery to the Employee of a written demand for substantial performance that specifically identifies the manner in which the Company believes that the Employee has not substantially performed his duties and the Employee has been given a reasonable opportunity to cure; (2) willful misconduct by the Employee that causes substantial and material injury to the business and operations of the Company, the continuation of which, in the reasonable judgment of the Board, will continue to substantially and materially injure the business and operations of the Company in the future; or (3) conviction of the Employee of a felony. No act or failure to act shall be considered "willful" for this purpose unless done, or omitted to be done by the Employee other than in good faith and other than with a reasonable belief that his action or omission was in the best interests of the Company. The Employee shall not be deemed to have been terminated for Cause unless the Employee shall have been provided with: (i) a reasonable notice setting forth the reasons that the Company believes constitute Cause for the termination of his employment;
(ii) a reasonable opportunity to be heard by the Board, with his counsel; and
(iii) a Notice of Termination, as defined in Section 7(e), from the Board finding that, in the reasonable good faith opinion of the Board, Cause for termination exists and specifying the particulars thereof in reasonable detail.

         (d)   Termination by the Employee.

         (1) The Employee may terminate his employment, by giving sixty (60) days prior written notice to the Company: (A) for Good Reason, or (B) at any time.

         (2) For this purpose, "Good Reason" shall mean (A) the assignment to the Employee of any duties inconsistent with the Employee's status as President and Chief Executive Officer of the Company or any substantial adverse alteration in the nature or status of the Employee's responsibilities; (B) any change in the Employee's reporting responsibility such that the Employee is required to report other than exclusively to the Board; (C) any purported termination of the Employee's employment by the Company that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7(e) hereof; (D) any other failure by the Company to comply with any material provision of this Agreement which failure continues for more than ten (10) days after written notice of such noncompliance from the Employee; or (E) any change in control of the Company (as defined in the Stock Option letter referred to in Section 2(b) hereof), other than upon the sale by the Company of its capital stock in an initial public offering (a "Change in Control").

         (e) Notice of Termination. Any termination of the Employee's employment by the Company or by the Employee (other than termination pursuant to Section 7(a) hereof) shall be communicated to the other party by a written Notice of Termination. Any Notice of Termination given by party shall specify the particular termination provision of this Agreement relied upon by such party and shall set forth in reasonable detail the facts and circumstances relied upon as providing a basis for the termination under the provision so specified.


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         (f)   Termination Date. The Termination Date shall mean: (1) if the
Employee's employment is terminated by his death, the date of his death; (2) if the Employee's employment is terminated by his Disability pursuant to Section 7(b) hereof, the date specified in the Notice of Termination, which shall be after the expiration of the three-month period specified in Section 7(b); (3) if the Employee's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; or (4) if the Employee's employment is terminated for any other reason, sixty (60) days following the date on which the Notice of Termination is given.

         8.    Compensation Upon Termination of Employment.

         (a) Termination because of Death, for Cause or Without Good Reason. If the Employee's employment is terminated because of his death, by the Company for Cause, or by the Employee other than for Good Reason, the Company shall pay the Employee his base salary, his accrued and unpaid benefits, and a pro rata portion of the bonus specified in Section 2(b) through the Termination Date, and the Company shall have no further obligation to the Employee hereunder except as provided in Section 8(d) hereof.

         (b) Termination Because of Disability. If the Employee's employment is terminated by the Company because of Disability under Section 7(b) hereof, the Company shall pay the Employee an annual disability benefit equal to the excess of (1) sixty percent (60%) of his annual salary at the rate in effect under Section 2(a) hereof on the Termination Date, less (2) the amount of any long-term disability benefit that is payable to the Employee under any policy of disability insurance provided for the Employee by the Company at its expense. The disability benefit payable hereunder shall be paid for as long as the Employee continues to be disabled until the later of (i) the date the Employee attains age 65 or (ii) three (3) years after the Termination Date.

         (c) Termination Without Cause or with Good Reason. If (i) in breach of this Agreement, the Company shall terminate the Employee's employment other than (A) for Cause or (B) because of Disability or (ii) the Employee terminated his employment for Good Reason:

         (1) The Company shall pay the Employee his salary hereof through the Termination Date and all other unpaid and pro rata amounts to which the Employee is entitled as of the Termination Date under compensation plan or program of the Company, including, without limitation, and incentive performance bonus, and accrued vacation time, such payments to be made in a mutually agreed upon terms;

         (2) The Company shall pay 50% of Employee's base salary (without considering any bonuses or other benefits) for the remaining duration of the Employment contract;

         (3) In addition to the liquidated damages amounts that are payable to the Employee under Section 8(c) hereof, the following shall apply: (A) the Employee shall continue to participate in, and accrue benefits under, all retirement, pension, profit-sharing, employee stock ownership, thrift, and other deferred compensation plans of the Company for the remaining term of this Agreement as if


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the termination of employment of the Employee had not occurred (with the
Employee being deemed to receive annually for the purpose of such plans the Employee's then current salary and bonus (at the time of his termination) under
Section 2(a) and (b) of this Agreement), except to the extent such continued participation and accrual is expressly prohibited by law, or to the extent that such plan constitutes a "qualified plan" under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code'"), by the terms of the plan, in which case the Company shall provide the Employee a substantially equivalent, unfunded, nonqualified benefit; (B) the Employee shall be entitled to continue to receive all other employee benefits and then existing fringe benefits referred to in Section 4(a) and (b) proportionate to the 50% of salary referred to in Section 8(c)(2), hereof for the remaining term of this Agreement as if the termination of employment had not occurred; (C) the Company shall, on the Termination Date, establish an irrevocable trust that meets the guidelines set forth in Rev. Proc. 92-64 published by the Internal Revenue Service (as the same may be modified or supplemented from time to time) (the "Trust") the assets of which will be held, subject to the claims of creditors of the Company solely to provide the benefits that the Employee is entitled to under this Section 8(c)(3), and the Company shall transfer to the Trust an amount sufficient to provide for such benefits; and (D) all insurance or other provisions for indemnification, defense or hold-harmless of officers or directors of the Company that are in effect on the date the Notice of Termination is sent to or by the Employee shall continue for the benefit of the Employee with respect to all of his acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all period of limitation against action which, may be applicable to such acts or omission.

         (d) Life Insurance. Notwithstanding any provision herein to the contrary, Employee shall have full ownership of the life insurance policy specified in Section 4(a) upon the Termination Date, and the Company shall not have any interest thereunder (or upon the proceeds thereof) upon the Termination Date. The Company shall not have any obligations under such policy after termination, nor shall it have any responsibility for paying any premiums after termination.

         (e) Parachute Payment Limitation. If any payment or benefit payable to the Employee under this Agreement would be considered a "parachute payment," as determined by the Board, within the meaning of Section 280G(b)(2) of a Code and if, after reduction for any applicable federal excise tax imposed by Section 4999 of the Code (the "Excise Tax") and federal income tax imposed by the Code, the Employee's net proceeds of the amounts payable and the benefits provided under this Agreement would be less than the amount of the Employee's net proceeds resulting from the payment of the Reduced Amount described below, after reduction for federal income taxes, then the amount payable and the benefits provided under this Agreement shall be limited to the Reduced Amount. The "Reduced Amount" shall be the largest amount that could be received by the Employee under this Agreement such that no amount paid to the Employee under this Agreement and any other agreement, contract, or understanding heretofore or hereafter entered into between the Employee and the Company (the "Other Agreements") and any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect provision of compensation to the Employee (including groups or classes or participants or beneficiaries of which the Employee is a member), whether or not such compensation is deferred; is in cash, or is in the


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form of a benefit to or for the Employee (a "Benefit Plan") would be subject to the Excise Tax. In the event that it is necessary to limit payments or benefits under this Agreement to the Reduced Amount, the Employee shall have the right, in the Employee's sole discretion, to designate those payments or benefits under this Agreement, and other agreements, and/or any Benefit Plans that should be reduced or eliminated so as to avoid having the payment to the Employee under this Agreement be subject to his Excise Tax.

         9.    Covenant Not-to-Compete.

         (a) The provisions of this paragraph 9 shall become effective only in the event that the Board of Directors of the Company, within 15 days after the date of termination of the Employee's employment, gives written notice to the employee that it has elected to make this paragraph effective and the Company makes the first payment required under subsection 9(c) hereof.

         (b) In the event that the Board of Directors elects to make this paragraph effective, for a period of one year following the termination of his employment (for any reason whatsoever) with the Company, the Employee shall not (without the affirmative resolution of the Board of Directors of the Company):

               (i) engage in any business which is engaged in any business or activity in competition with the services or products provided by the Company or in active development by the Company as of the date of termination of the Employee's employment with the Company; or

               (ii) solicit or attempt to solicit for any business endeavor any employee of the Company.

Notwithstanding the foregoing, nothing in this paragraph shall be construed to prevent the Employee from owning up to two percent (2%) of the voting securities of any publicly-traded corporation.

         (c) In the event that the Board of Directors elects to make this paragraph effective, the Company shall pay to the employee, in twelve equal monthly installments, the aggregate sum of $100,000 as consideration for this covenant not-to-compete.

         (d) The provisions of this paragraph 9 shall automatically terminate in the event that the Company files a voluntary petition in bankruptcy or a petition or an answer seeking or consenting to reorganization under the bankruptcy laws or upon any Change in Control. In the event that the provisions of this paragraph 9 terminate pursuant to the preceding sentence the Employee may retain any payments made to him pursuant to this paragraph 9.

         10. Confidentiality. In consideration of the willingness of the Company to employ the Employee and the compensation to be paid and benefits to be received therefor, any for other good


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and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Employee agrees as follows:

         (a) The Company Owns All of the Employee's Work. All improvements, discoveries, inventions, designs, documents, licenses and patents, or other data devised, conceived, made, developed, obtained, filed, perfected, acquired, or first reduced to practice, in whole or in part, or in the regular course of employment by the Employee during the term of this Agreement, and related in any way to the business, including development and research, of the Company or any subsidiary or affiliate engaged in business substantially similar to that of the Company shall be promptly disclosed to the Company. The Employee hereby assigns and transfers to the Company all his right, interest and title thereto, and such improvements, discoveries, inventions, designs, documents, licenses and patents, or other data shall become the property of the Company. During the term of this Agreement and at any time thereafter, upon request of the Company, the Employee will join and render assistance in any proceedings and execute any papers necessary to file and prosecute applications for, and to acquire, maintain and enforce, letters patent, trademarks, registrations and/or copyrights, both domestic and foreign, with respect to such improvements, discoveries, inventions, designs, documents, licenses and patents, or other data as required for vesting and maintaining title to same in the Company

         (b) Non-Disclosure of Confidential Information. The Employee agrees and acknowledges that the term "Confidential and Proprietary Information" shall mean any and all processes, systems, methods of operation and procedures, formulae, test data, know-how, improvements, price lists, financial data, code books, invoices and other financial statements, computer programs, discs and print outs, sketches, and plans (engineering, architectural or otherwise), customer lists, telephone numbers, names, addresses, information about equipment and processes (including specifications and operating manuals), or any other written or unwritten that is used in the business of the Company or any subsidiary or affiliate any opportunity to gain advantage over competitors of the Company who do not know or use such information. The Employee agrees and acknowledges that all Confidential and Proprietary Information, in any form, and all copies and extracts thereof, is and are and shall remain the sole and exclusive property of the Company and, upon termination of his employment with the Company, the Employee hereby agrees to return to the Company the originals and all copies of any Confidential and Proprietary Information provided to or acquired by the Employee during the term of his employment hereunder. Except as ordered by a court of competent jurisdiction, the Employee expressly agrees never to disclose to any person (except to other Company employees, and then only on a "need to know" basis) or entity any Confidential and Proprietary Information either during the term of this Agreement or at any time after termination of his employment, except with the express written authorization and consent of the Company.

         (c) Customer's Information. The Employee understands and acknowledges that each customer of the Company or its subsidiaries or affiliates will disclose information that be within the Company's control in conviction with the Company's furnishing of services to its customer. The


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Employee covenants and agrees to hold such information in the strictest confidence and shall treat such information in the same manner and be obligated by the provisions.

         11. Other Contracts. The Employee shall not, during the term of this Agreement, have any other paid employment other than with a subsidiary or affiliate of the Company, except with the prior written approval of the Board.

         12. Amendments or Additions; Action by Board. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto. The prior approval by the Board shall be required in order for the Company to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any Notice of Termination.

         13.   Miscellaneous.

         (a) Notices. Any notice required or permitted hereunder shall be given in writing and shall be personally delivered or mailed by first class registered or certified mail, postage paid, return receipt requested, or transmitted by facsimile, telegram or telex, addressed to the Company or the Employee at the addresses set forth on the signature page of this Agreement, or at such other address as such party may designate by ten (10) days advance written notice to the other party. Each notice or communication that shall have been transmitted in the manner described receipt, delivery receipt or (with respect to a telex) the answer back being deemed conclusive, but not exclusive, evidence of such sending) or at such time as delivery is refused by the addressee upon presentation.

         (b) Severability. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any law, statute, ordinance, order or regulation, the latter shall prevail, but in such event any provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirement. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected by such a holding.

         (c) Complete Agreement. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof, and superseded any prior understandings, agreements or representations by or between the parties, written or oral, relating the subject matter hereof.

         (d) Successors and Assigns. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, merger or consolidation and any assignee of all or substantially all of its business and assets, but except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or the Employee. However, in the event of the death of the Employee all rights to receive payments shall become rights of the Employee's estate.


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         (e)   Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

DIGITAL COMMERCE CORPORATION:                   EMPLOYEE:

By: /s/ Thomas J. Cirrito                       /s/ Tony Bansal
    ----------------------------------------    --------------------------------
        Chairman                                    Tony Bansal


Address:

11180 Sunrise Valley Drive
Reston, Virginia  20191






















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